EXHIBIT 11

                           KIRKPATRICK & LOCKHART LLP
                        1800 MASSACHUSETTS AVENUE, N.W.
                                   2ND FLOOR
                          WASHINGTON, D.C. 20036-1800

                            TELEPHONE (202) 778-9000
                            FACSIMILE (202) 778-9100

                                   www.kl.com



ARTHUR J. BROWN
(202) 778-9046
BROWNAJ@KL.COM




                                  July 2, 1999




Legg Mason Global Trust, Inc.
100 Light Street
Baltimore, Maryland 21202


Ladies and Gentlemen:

      You have requested our opinion, as counsel to Legg Mason Global Trust, Inc. (the "Company"), a Maryland corporation, and Legg Mason International Equity Trust (the "Acquiring Fund"), a series thereof, as to certain matters regarding the issuance of Shares of the Acquiring Fund in connection with the reorganization of Bartlett Value International Fund (the "Acquired Fund"), a series of Bartlett Capital Trust (the "Trust"), a Massachusetts business trust, into the Acquiring Fund, as provided for in the Agreement and Plan of Reorganization and Termination between the Company, on behalf of the Acquiring Fund, and the Trust, on behalf of the Acquired Fund (the "Agreement"). The Agreement provides for the Acquired Fund to transfer its assets to the Acquiring Fund in exchange solely for the issuance of Shares and the Acquiring Fund's assumption of the liabilities of the Acquired Fund. (As used in this letter, the term "Shares" means the newly-designated Class A, and redesignated Primary Class and Navigator Class, shares of common stock of the Acquiring Fund issued in connection with the Agreement.)

      As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Company's Articles of Incorporation, dated December 31, 1992, as supplemented November 4, 1994 and February 15, 1996, and amended April 11, 1995, June 6, 1996 and June 30, 1999, and Bylaws, dated December 31, 1992, and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares by corporations and to the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act") and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder.

      Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Company and that, when issued and sold in accordance with the terms contemplated by the Company's registration statement on Form N-14 ("Registration Statement"), including receipt by the Company of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been legally issued, fully paid, and non-assessable.

      We hereby consent to this opinion accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm in the Registration Statement.

                                             Very truly yours,

                                             KIRKPATRICK & LOCKHART LLP

                                             By:  /s/ Arthur J. Brown
                                                  -------------------
                                                  Arthur J. Brown